Exhibit 10.23

Shareholders' Agreement

between

CASI Pharmaceuticals, Inc. and

Wuxi Jintou Huicun Investment Enterprise (Limited Partnership)

on the Establishment of a Joint Venture in China

Wuxi, China November 16, 2018

The Shareholders’ Agreement (hereinafter referred to as the "Agreement") was made and entered into by the following Parties in Wuxi, China on November 16, 2018 (hereinafter referred to as the "Execution Date"):

CASI Pharmaceuticals, Inc. (hereinafter referred to as "Party A"), a company limited by shares duly incorporated and validly existing under the laws of United State of America, with its legal address at 9620 Medical Center Drive, Suite 300, Rockville, MD 20850, USA.; and

Wuxi Jintou Huicun Investment Enterprise (Limited Partnership) (hereinafter referred to as "Party B"), a limited partnership duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address legal address at Unit 1906-3, North Block, 5 Zhihui Road, Huishan Economic Development Zone, Wuxi. City.

Party A and Party B are hereinafter collectively referred to as the "Parties" and each of Party A and Party B is individually referred to as a “Party”;

Whereas,

Based on the principles of equality and mutual benefit, Party A and Party B, through friendly negotiations, have agreed to enter into the Agreement in accordance with the Company Law of the People's Republic of China, the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures, the “Implementing Regulations for the Sino-Foreign Equity Joint Venture Enterprise Law of the People's Republic of China", and other Chinese laws and regulations, on the incorporation of a Sino-Foreign Joint Venture enterprise (hereinafter referred to as the "Joint Venture") to be jointly invested by the Parties in Huishan Economic Development Zone, Wuxi City, Jiangsu Province, China, as well as on matters related to the operation and management of the Joint Venture enterprise.

Article 1 Overview of the Joint Venture

1.1	Name and Address of the Joint Venture

The name of the Joint Venture shall be decided on jointly by Party A and Party B, subject to the name approval procedure by the Industrial & Commerce (I&C) Administration.

The Joint Venture shall be headquartered in Huishan Economic Development Zone, Wuxi City, Jiangsu Province, China. Its specific domicile shall be determined by the Parties in the Articles of Association of the Joint Venture.

1.2	Organization Form of the Joint Venture

The Joint Venture shall be incorporated as a limited liability company (Sino-Foreign Joint Venture). The Joint Venture shall be liable for its debts with all of its properties, and the shareholders shall bear their respective liabilities to the JV to the extent of their respective capital contributions subscribed. The creditors of the Joint Venture and other parties claiming against the Joint Venture shall only have recourse to the assets of the Joint Venture, and neither Party shall be required to pay or repay the debts. Subject to the aforementioned articles, Party A and Party B shall share the profits of the Joint Venture in proportion to their respective paid-in capital contributions to the registered capital of the Joint Venture, and share the risk and loss of the JV based on the ratio of their respective capital contribution.

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1.3	Business Scope and Objectives of the Joint Venture

The Joint Venture shall have a scope of business in drug research and development, production and sales, subject to the approval by the competent I&C authorities.

The objectives of the Joint Venture shall be: to incubate the local industrial base biomedical industry in Wuxi, and forge an industrial chain of drug research and development and production and promote rapid and thriving development of the biomedical industry.

1.4	Operational term of the Joint Venture

The operation term of the Joint Venture shall be: long-term.

1.5	The incorporation of the Joint Venture

The Parties have agreed that they shall sign the Joint Venture Contract and Articles of Association within sixty (60) working days after the effective date of the Agreement, and apply to the Industrial & Commerce (I&C) Administration. for the incorporation of the Joint Venture. The date on which the business license of the Joint Venture is first issued shall be considered as the date on which the Joint Venture is established.

Article 2 Total Investment and Registered Capital

2.1	Total Investment of the Joint Venture

The total investment of the Joint Venture shall be one hundred and twenty million U.S. dollars (US$120,000,000).

2.2	Registered capital of the joint venture company

The registered capital of the joint venture company shall be one hundred and ten million U.S. dollars (US$100,000,000).

2.3	Capital Contributions

2.3.1	Party B's capital contribution to the registered capital of the Joint Venture shall be the equivalent RMB of 20 million U.S. dollars in cash, accounting for twenty percent (20%) of the registered capital of the Joint Venture, with which Party B shall hold twenty percent (20%) of the equity of the Joint Venture. Party B's capital contribution shall be fully paid within three (3) months from the date of the incorporation of the Joint Venture.

2.3.2	Party A's contribution to the registered capital of the Joint Venture shall be eighty million U.S. dollars (US$80,000,000), accounting for eighty percent (80%) of the registered capital of the Joint Venture, with which Party A shall hold eighty percent (80%) of the equity of the Joint Venture, and the contribution by Party B shall be made in the following ways:

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(1)	Party A shall contribute fifty million U.S. dollars (US$50,000,000) , accounting for fifty percent (50%) of the registered capital of the Joint Venture, of which twenty-one million U.S. dollars (US$21,000,000) shall be fully paid in cash within three (3) months from the date of the incorporation of the Joint Venture, and this paid-in capital contribution shall be paid in full at the same time as the paid-in capital contribution by Party B as specified in Article 2.3.1 of the Agreement; twenty-nine million U.S. dollars (US$29,000,000) shall be paid in full within three (3) years from the date of the incorporation of the Joint Venture.

(2)	Party A shall contribute thirty million U.S. dollars (US$30,000,000) in the form of intangible assets (ANDA products appraised as wholly owned by Party A, hereinafter referred to as the “Intangible Assets Contributed by Party A”), accounting for thirty percent (30%) of the registered capital of the Joint Venture. The ownership of the assessed ANDA products shall be transferred to the Joint Venture within three (3) years from the date of the incorporation of the Joint Venture.

The value of Party A's intangible assets shall be appraised by the State-owned Assets Supervision and Administration Commission of Wuxi City, Jiangsu Province, China and an appraisal agency acceptable to Party A, and the appraisal result in the appraisal report shall prevail. The ANDA products as a capital contribution by Party A shall satisfy the business objectives of the JV company and shall be confirmed by Party B. Where the Intangible Assets of Party A for Capital Contribution have been assessed as less than USD30 million, Party A shall make up for the deficiency. Where the intangible assets contributed by Party A to the JV are assessed as higher than $30 million, the amount in excess can be considered as Party A additional capital contribution to the joint venture company, with the written consent of Party B.

Party A promises that all the Intangible Assets Contributed by Party A are legitimately owned by Party A, with clear proprietorship, and free of any defect in right, dispute in over ownership or other circumstances involving ambiguity in ownership. When Party A contributes its Intangible Assets Contributed to the Joint Venture, it shall faithfully disclose to Party B all information thereof. After the ownership of the Intangible Assets Contributed has been transferred to the Joint Venture, the Joint Venture shall have a complete ownership of the Intangible Assets Contributed by Party A. the Intangible Assets of Party A for Capital Contribution shall be free from any infringement, restrictions on guarantee or rights, dispute or potential dispute in property right. All proceeds incomes derived from the Intangible Assets contributed by Party A shall belong to the Joint Venture.

2.3.3	When Party A and Party B make paid-in capital contributions to the Joint Venture, they shall fully collaborate with the accounting firm hired by the JV in verifying the capital contributions and issuing a capital verification report. The expense incurred by the Parties in relation to capital verification shall be borne by the Joint Venture.

Article 3 Joint Venture Governance

3.1	Board of Directors

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3.1.1	The authority of the company

The Joint Venture shall set up a Board of Directors, which is the highest authority of the Joint Venture. The date on which the Joint Venture obtains its business license shall be regarded as the date on which the board of directors of the Joint Venture is established.

3.1.2	Members of the Board of Directors

The Board of Directors shall consist of 5 directors, 4 of which shall be appointed by Party A and 1 by Party B. The Chairman shall be one of those from Party A.

3.1.3	Functional authority of the Board of Directors

The Board of Directors shall decide all major matters of the Joint Venture, and the meeting of the Board of Directors should be attended by more than two-thirds of the directors before it can be held. If a director is unable to attend, he/she may issue a power of attorney to entrust someone else to attend and vote on his behalf. The Board of Directors exercises the following powers:

(1)	To modify the Articles of Association of the Joint Venture;

(2)	To make decisions on the termination or dissolution of the Joint Venture;

(3)	To make resolutions on the increase and decrease of the registered capital of the Joint Venture;

(4)	To make resolutions on Merger & spinoff division related to the Joint Venture;

(5)	To decide on the operational guidelines and plans, investment initiatives and programs of the Joint Venture;

(6)	To examine and approve the report of the supervisors;

(7)	To examine and approve the annual financial budget plan and final financial accounting plan of Joint Venture;

(8)	To examine and approve the profit distribution plans and the loss recovery plan of the Joint Venture;

(9)	To make resolutions on the Company’s plan to issue corporate bonds or other securities and IPO//listing plans of the Joint Venture;

(10)	To make resolutions on the liquidation of the Joint Venture company or the change of its organizational form/structure;

(11)       To make resolutions on the hiring and dismissal of accounting firms by the Joint Venture;

(12)	To consider matters related to external guarantees (including guarantees provided for its controlled subsidiaries);

(13)	To consider stock incentive initiatives or their changes;

(14)	To examine transactions between the Joint Venture and its Affiliates;

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(15)	To decide on matters related to the external investments, purchasing and sale of assets, external loans, asset mortgages, external guarantees, commissioned financial management, major contracts affiliated transactions, among others;

(16)	To decide on matters related to the set-up of administrative departments within the Joint Venture;

(17)	To decide on the appointment or dismissal of senior management personnel such as the general manager, deputy general manager, chief financial officer and other senior executives of the Joint Venture, and decide on the remunerations of the general manager, deputy general manager, and other senior management personnel;

(18)	To formulate the basic management system of the Joint Venture;

(19)	To attend to the work report by the general manager and examine the work of the general manager;

(20)	Other functions and authorities specified by laws and regulations or the Articles of Association of the Joint Venture.

3.1.4	Resolutions of the Board of Directors

(1)	When the Board of Directors vote on affairs in Items (1) to (4) of Article 3.1.3 of the Agreement, the resolutions made at the board meeting shall be valid only if the director appointed by Party B is present, and any resolutions made thereof must be agreed on unanimously by the directors including the director appointed by Party B.

(2)	When the Board of Directors vote on the following matters, the resolutions made at the board meeting shall be valid only if only if the director appointed by Party B is present, and more than two-thirds of the directors have voted for the matter, including the director appointed by Party B:

(a)	To decide to sell or dispose of assets owned by the Joint Venture, such as real a real estate property, the land use right, the intangible assets contributed by Party A as part of the registered capital, an investment in a major asset such as in a machine at or above US$1 million in a single transaction, or at or above 3 million accumulative in a year, or the use of mortgages, pledges or any property right burden on such an asset;
(b)	To decide on the external guarantees of the Joint Venture;
(c)	To make resolutions on the liquidation of the Joint Venture company or the change of its organizational form;

(3)	When the Board of Directors vote on the other affairs, the resolutions made by the board meeting shall be valid only if more than two-thirds of the directors who have attended the board meeting have voted in support of it.

3.2	Board of Supervisors

The Joint Venture shall not have a Board of Supervisors but shall appoint two supervisors, each appointed by one of the Parties.

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Article 4 Options to sell or purchase the company equity

4.1	Party B's option to sell or the company equity

4.1.1	Party A shall undertake that at any time after five (5) years from the date of the incorporation of the Joint Venture, or at any time when Party A fails to perform its obligation of capital contribution to the joint venture company in accordance with Article 2.3.2 hereof, Party B shall be entitled to the right to sell all of the equity shares of the Joint Venture Party B holds to Party A upon sending a written notice to Party A, and Party A shall acquire all of the equity share of the Joint Venture equities Party B holds in the JV, and the sales price of these equity shares shall be calculated with the following formula:

Equity sales price = total sum of investment of Party B into the Joint Venture + (total investment x bank loan interest rate published by the People's Bank of China for the same period x the number of calendar days elapsed from the payment of capital to the bank account of the JV to the date when Party A’s payment of equity sales price has been received to the bank account of Party B ÷ 360 days)

4.1.2	Party A promises that if, after the incorporation of the Joint Venture to be established shall suffer a severe loss, discontinue its operations, get dissolved or enter into a bankruptcy liquidation procedure, or Party A has substantially violated this Joint Venture Contract and the Articles of Association of the JV, serious losses, has been d or dissolved, process of bankruptcy liquidation or Party A substantially has violated the contract and Articles of Association after the , Party B Party B shall have the right to sell all its equity shares Party B holds in the JV to Party A upon sending a written notice to Party A, and Party A shall acquire all of equity shares in the Joint Venture held by Party B, and the total proceeds of the sales of these equity shares shall be the total investment Party B has made in the Joint Venture.

4.2	Party A's Optional equity acquisition right

Party B agrees that at any time within five (5) years from the date of the incorporation of the Joint Venture, Party A shall have the right to acquire all of the equity shares of the Joint Venture held by Party B by sending a written notice to Party B, and Party B shall transfer all of its equity shares to Party A, and the equity acquisition price shall be calculated with the following formula:

Equity acquisition price = total sum of investment by Party B into the Joint Venture + (total investment x bank loan interest rate published by the People's Bank of China for the same period x calendar days of the period from the date of the payment of the invested amount to the bank account of the Joint Venture, to the date Party A’s payment of its equity acquisition price has been received into the bank account of Party B ÷ 360 days)

4.3       Notwithstanding the aforementioned agreement, if it is required by any of the applicable laws or government regulations that the sales of the equity shares that Party B holds in the Joint Venture must be subject to a procedure to determine the selling price through the "biding-auction-listing" procedure as well as the result of the evaluation of its assets , Party A and Party B shall both abide by such laws and regulations. Party A shall participate in such the "biding-auction-listing " procedure in order to acquire Party B’s equity. If the actual transaction of Party A's acquisition of the equity of the Joint Venture held by Party B has resulted in an amount is lower than the amount of the sales/acquisition agreed by the Parties in the aforementioned sale/acquisition situations, Party B shall have the right to require Party A to compensate for the difference between the expected sale/acquisition amount and the actual transaction amount.

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4.4       Both parties agree that, unless Party B would exercise its option to sell its shares in accordance with Article 4.1 of this agreement, without written consent of Party A, Party B shall not sell to any third Party other than Party A, nor shall it start "biding-auction-listing " procedure for its equity in the joint venture. Without the written consent of Party B, Party A shall not sell the equity of the joint venture during the period when Party B holds the equity of the joint venture. (Party A shall has the right to transfer part of its equity to accompany affiliated to it, unless it loses its controlling shareholder status in the joint venture)

4.5       In order to avoid disputes, both parties have agreed that the joint venture shall not make profit distribution and Party B shall not claim dividends before Party B leaves the joint venture based on Party B’s sales of its shares or Party A’s acquisition of its shares. If Party B has withdrawn from the joint venture based on Party B’s sales of its shares or Party A’s acquisition of its shares, Party B shall not request the joint venture to pay dividends.

Article 5 Representations and Warranties

5.1       Party A and Party B make the following representations and warranties to each other:

5.1.1	The Parties shall have full and independent legal status and legal capacity to sign, deliver and implement the Agreement, and the Parties shall have full legal qualifications to sign the Agreement and perform the obligations stipulated in the Agreement.

5.1.2	The execution of the Agreement by the Parties and the performance of their obligations hereunder shall not violate Chinese laws and regulations, nor shall they conflict with any contracts or agreements binding on them.

5.1.3	The Parties have obtained sufficient and necessary internal authorization to sign the Agreement, perform all of the obligations hereunder and complete the transactions hereunder.

5.1.4	The Agreement shall be legally binding upon the Parties once it is signed.

5.2       Party A and Party B each declares: the authorized representative designated in accordance with the laws under which each of Party A and Party B was established are fully authorized to sign the Agreement according to a valid power of attorney or another document. For the avoidance of doubts, the authorized representative of Party A shall have been authorized to sign the Agreement by a resolution of Party A's Board of Directors, and the authorized representative of Party B shall have been authorized to sign the Agreement by a resolution made at a meeting attended by Party B's partners.

5.3       The specific matters concerning the incorporation of a Joint Venture between Party A and Party B will be specified in the Joint Venture contract and Articles of Association to be signed by the Parties.

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Article 6 Liabilities

6.1       If either Party would fail to properly and fully perform all or any of its responsibilities hereunder in accordance with the articles hereof, it shall be deemed as having violated the contract terms. The non-default Party shall have the right to demand the default Party to bear liabilities for damages, and the default Party shall compensate the non-default Party for all of its losses (including but not limited to legal costs, and attorney fees, etc.).

6.2       If either Party would fail to perform any of its obligations hereunder, the other Party shall have the right to request the default Party to actually perform such obligations in addition to exercising any rights and remedies hereunder.

Article 7 Applicable Laws and Dispute Resolution

7.1       The execution, validity, interpretation, implementation of the Contract and the settlement of disputes hereof shall be governed by and construed in accordance with the laws of the People's Republic of China.

7.2       Party A and Party B have agreed that any dispute or disagreement arising out of or in connection with the execution and implementation of the Agreement shall be settled through negotiations. If a dispute or disagreement cannot be resolved through negotiations, it shall be submitted to the Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration in accordance with then effective arbitration rules of the Commission. The arbitration award shall be final and binding upon the Parties. Unless the arbitration tribunal has decided otherwise, the arbitration fee shall be borne by the losing Party. In addition, the losing Party shall also compensate the winning Party for its attorney fees and other expenses. During the resolution of the dispute, the Parties shall continue to perform the terms and conditions not involved in the dispute.

Article 8 Miscellaneous

8.1       Notice

Any notice or other written communication stipulated in the Agreement, including but not limited to any and all offers, words or notices issued in accordance with the articles hereof by one Party to the other shall be written in Chinese and transferred by fax, telegram or e-mail, and then promptly sent to the other Party for confirmation via a courier or express mail service. Notices or communications issued in accordance with the provisions hereof shall be deemed to have been received within two (2) working days after being sent by fax, telegram or email. All notices and communications shall be addressed to:

CASI Pharmaceuticals, Inc.

Address: 9620 Medical Center Drive, Suite 300, Rockville, MD 20850, USA.

Attn: Cynthia W Hu

Telephone: (484) 255-0341

Fax: (240)864-2781

E-mail: cynthiaw@casipharmaceuticals.com

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Wuxi Jintou Huicun Investment Enterprise (Limited Partnership)

Address: Floor 18, Wuxi Chamber of Commerce Building, No. 1 Eighth Financial Street, Taihu New City, Wuxi

Attention: Zhu Xuting

Tel.: 0510-85189575

Fax: 0510-85189180

E-mail: zhuxt@wxfig.com

If either Party would intend to change its aforementioned address of (that party shall hereinafter be referred to as the "Changing Party"), the Changing Party shall notify the other Party in writing within seven (7) days after the change. If the Changing Party fails to notify in time as agreed, it shall be liable for the losses arising therefrom.

8.2       Non-waiver clause

To the extent permitted by Chinese laws and regulations, the failure or delay of either Party to exercise a right, power or privilege hereunder or in the Articles of Association shall not be deemed as having waivered such right, power or privilege. Any individual or partial exercise of a right, power or privilege by a Party shall not prevent that party from exercising that right, power or privilege in the future.

8.3       Severability

The invalidity of any article hereof shall not affect the validity of any other article, unless such validity will result in significant negative consequences for the interests of other Party hereunder; In such a case, the impaired Party shall have the right to make an adjustment in accordance with the relevant articles hereof.

8.4       Amendment

Party A and Party B have agreed that any amendment or change to the Agreement shall be decided by the Parties subject to separate negotiations and shall come into force only after the Parties have jointly signed a written agreement on the amendment or change.

8.5       The Agreement shall come into force on the date executed and sealed by the Parties.

8.6       The Agreement is made in quadruplicate (4), with Party A and Party B each holding two (2) copies, and each with the same legal effect.

The remainder of this page is intentionally left blank.

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(This page has no text. It is the execution, page of the Shareholders’ Agreement between CASI Pharmaceuticals, Inc. and Wuxi Jintou Huicun Investment Enterprise (Limited Partnership)

IN WITNESS WHEREOF, the Agreement has been signed by the Parties on the date first written above.

CASI Pharmaceuticals, Inc. (official seal)

Legal representative (signature): /s/ Wei (Larry) Zhang

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(This page has no text. It is the execution, page of the Shareholders’ Agreement between CASI Pharmaceuticals, Inc. and Wuxi Jintou Huicun Investment Enterprise (Limited Partnership)

IN WITNESS WHEREOF, the Agreement has been signed by the Parties on the date first written above.

Wuxi Jintou Huicun Investment Enterprise (Limited Partnership) (official seal)

Authorized representative of the Executive Partner (signature): /s/ Pu-Jiong

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